EXHIBIT 21

SUBSIDIARIES OF SECURITY CAPITAL CORPORATION

NAME	JURISDICTION OF INCORPORATION
Security Capital Insurance Group, Inc.	Delaware
Possible Dreams, Ltd.	Delaware
P.D. Holdings, Inc.	Delaware
Pumpkin Masters Holdings, Inc.	Delaware
Pumpkin, Ltd.	Delaware
Primrose Holdings, Inc.	Delaware
Primrose School Franchising Company	Georgia
The Jewel I, Inc.	Georgia
PS-Bentwater, Inc.	Georgia
WC Holdings, Inc.	Delaware
Health Power, Inc.	Delaware
CompManagement, Inc.	Ohio
CompManagement Disability Services Company	Virginia
CompManagement Health Systems, Inc.	Ohio
CompManagement of Virginia, Inc.	Virginia
M & N Risk Management, Inc.	Ohio
CMI Management Company	Ohio
CMI Barron Risk Management Services, Inc.	Texas